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THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
SUPPLEMENT DATED JULY 1, 2003, TO THE MAY 1, 2003 PROSPECTUS FOR:

AMERICAN DENTAL ASSOCIATION MEMBERS RETIREMENT PROGRAM

This supplement modifies certain information in the above-referenced Prospectus. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this supplement have the same meaning as in the Prospectus.

1. CHANGE IN UNDERLYING MUTUAL FUND FOR LARGE CAP GROWTH FUND:

Effective on or about July 1, 2003, subject to any necessary regulatory approvals, the Janus Adviser Capital Appreciation Fund -- Class I (the "Janus Fund") will replace the INVESCO Growth Fund (the "INVESCO Fund") as the underlying mutual fund for the Large Cap Growth investment fund. Upon said effective date, any portion of your account balance in the Large Cap Growth Fund will be invested in the Janus Fund rather than the INVESCO Fund, and all future amounts allocated to the Large Cap Growth Fund will be invested in the Janus Fund. Your unit value in the Large Cap Growth Fund, as of the effective date of this change, will not be affected.

Accordingly, all references in the Prospectus to the INVESCO Fund are changed to the Janus Fund. Additionally, please note the following changes:

2. THE CONTRACT AT A GLANCE - KEY FEATURES:

Under "Professional investment management," the reference to INVESCO Funds Group, Inc. is deleted and replaced with Janus Capital Management L.L.C.

3. FEE TABLE:

(a) Under "Portfolio operating expenses expressed as an annual percentage of average daily net assets," 1.55% is deleted and replaced with 1.48%.

(b) Under "Underlying mutual fund operating expenses and separate account expenses expressed as an annual percentage of average daily net assets for Aggressive Equity, Foreign, Equity Index, Equity Income, Large Cap Growth, Small Cap Value and U.S. Bond Funds," the information provided in connection with the Large Cap Growth Fund is deleted in its entirety and replaced with the following:

-------------------------------------------------------------------------------------------------------------------------------
                    PROGRAM EXPENSE   ADMINISTRATION         INVESTMENT         OTHER        12B-1            TOTAL
                    CHARGE            FEE                    MANAGEMENT         EXPENSES     FEE
                                                             FEE
-------------------------------------------------------------------------------------------------------------------------------
Large Cap           0.655%*           0.15% (2)              None               .28%         None             1.09 (2)
Growth Fund
-------------------------------------------------------------------------------------------------------------------------------
Janus Adviser       None              None                   0.65%              0.28%        0.25%            1.18%
Capital
Appreciation
Fund (8)
-------------------------------------------------------------------------------------------------------------------------------
TOTAL               0.655%            0.15% (2)              0.65%              0.56%        0.25%            2.27 (2)
-------------------------------------------------------------------------------------------------------------------------------

* This is the maximum charge. For the 12 month period beginning May 1, 2003, the total program expense charge is .63%. For more details, please see the May 1, 2003 ADA Prospectus.
(2) The Class A Rule 12b-1 plan for each of these Underlying Mutual Funds is described in each Underlying Mutual Fund's prospectus. These Underlying Mutual Funds pay Equitable Life an amount equal to the 0.25% Rule 12b-1 fee for services Equitable Life performs. Equitable Life has waived the 0.15% administration fee applicable to respective corresponding investment funds and will use any excess 12b-1 payment from each related Underlying Mutual


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Fund to defray administrative expenses associated with the Program's operations and to fund Program enhancements. The agreement and waiver are expected to be in effect for an indefinite period, but these arrangements are subject to termination by any party upon notice.
(8) Source: Janus Adviser Capital Appreciation Fund prospectus dated December 31, 2002.

4.  EXAMPLES:

The expenses stated in connection with the Large Cap Growth Fund are deleted in their entirety and replaced with the following:

If you do not surrender at the end of the time period:

1 YEAR       3 YEARS      5 YEARS        10 YEARS
$267.03      $768.52      $1,294.38      $2,724.44


If you annuitize at the end of the applicable time period:

1 YEAR       3 YEARS      5 YEARS        10 YEARS
$617.03      $1,118.52    $1,644.38      $3,074.44

4. PROGRAM INVESTMENT OPTIONS:

The Underlying Mutual Fund information provided in connection with the Large Cap Growth Fund is deleted in its entirety and replaced with the following:

NAME                        OBJECTIVE                          ADVISER
Janus Adviser Capital       Long-term growth of capital        Janus Capital
Appreciation Fund                                              Management L.L.C.

5. PERFORMANCE INFORMATION:

All performance and benchmark information provided in connection with the Large Cap Growth Fund is deleted in its entirety.